Galena Letterhead
4640 S.W. Macadam Avenue
Suite 270
Portland, Oregon 97239
__, 2014

[Addressee]
Re:    Advancement and Undertaking
Dear [Addressee]:
As you know, the Board of Directors of Galena Biopharma, Inc. (the “Company”) has established a Special Committee to conduct an investigation relating to, inter alia, the Company’s retention of The DreamTeam Group for marketing services and the sale of Company stock by you and certain of its other officers and directors (the “Internal Investigation”). You are also aware that you, together with other officers and directors of Galena, have been named as defendants in one or more complaints filed in the lawsuits described in the attached Schedule of Claims. The Company is also responding to one or more subpoena from the Securities and Exchange Commission regarding matters raised by the complaints (the “Civil and Regulatory matters”).
The Company and the Special Committee understand that you have engaged [Name of Addressee's counsel] in connection with these matters in connection with this Internal Investigation, as well as to serve as well as “shadow counsel” in the referenced Civil and Regulatory matters. It is understood that [Addressee’s] role as “shadow counsel” may change and that he may have to enter an appearance on your behalf as the Civil and Regulatory matters evolve. You have requested that the Company advance the fees and costs incurred by you in connection with [Addressee’s] representation of you in the Internal Investigation, as well as in the Civil and Regulatory matters (or any other related matters) under Article VII of the Amended and Restated Certificate of Incorporation of the Company (formerly RXI Pharmaceuticals Corporation) (“Article VII”) and Section 145 of the Delaware General Corporation Law (“DGCL”). You understand that, under Article VII and the DGCL, you are entitled to request indemnification for all and advancement of reasonable expenses in connection with these claims and proceedings and any new, related, or follow-on claims, investigations, or proceedings, subject to the conditions set forth below, and that the Company is permitted to indemnify you or to advance your expenses as provided in Article VII and in Section 145 of the DGCL.

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[Addressee]
___, 2014

The Special Committee has approved your advancement request on the conditions that:
(a)The fees and costs shall actually and reasonably be incurred by you in connection with the Internal Investigation and the Civil and Regulatory matters described above. To the extent the fees and costs are applied to the applicable retention amount or reimbursed under the Company’s director and officer liability insurance policies (the “D&O Policies”), they will be irrevocably presumed to be “reasonable” for this purpose.
(b)    You agree that, once the standard retention under the applicable D&O policies is reached and satisfied (as agreed by the insurer(s)), you will look in the first instance to the D&O insurers for payment of fees and costs. You do not waive any right at any point to seek to require advancement and indemnification from the Company, should and to the extent that the D&O Insurers ultimately refuse to pay your fees and costs, and without prejudice to any rights you may have under Article VII, the DGCL, or under the applicable D&O Policies. You understand that the Company does not waive any right at any point to deny such advancement and indemnification, and without prejudice to any rights it may have under Article VII or the DGCL.
(c)    In any event, you hereby undertake to repay all fees and costs so advanced to the extent that it shall ultimately be determined that you are not entitled to be indemnified by the Company under Article VII or the DGCL.
Nothing in this letter shall constitute a waiver of any of your rights, or the rights of the Company, under the D&O Policies, Article VII, or otherwise. In addition, nothing in this letter shall constitute a waiver of any of the rights of you or the insurers under the D&O Policies, including, but not limited to any primary or Side A coverage.
This letter, together with Article VII, constitutes the entire understanding and agreement among you and the Company with respect to the subject matter of this letter and supersedes any prior or contemporaneous understandings and agreements regarding the same subject matter.
Please acknowledge your agreement to, and acceptance of, the foregoing arrangements by executing and returning a copy of this letter.
Very truly yours,

[Authorized Officer]

AGREED TO AND ACCEPTED:
[Addressee]

cc: